Exhibit 10.15
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY […***…], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT
to the
NON-EXCLUSIVE PATENT LICENSE AGREEMENT
dated 01 May 2014
(the “Amendment”)
effective as of 01 January 2018 (the “Effective Date”)
between
Q Biotechnology C.V., a Dutch company with a place of business at Hulsterweg 82 , 5912 PL, Venlo, the Netherlands
- The “LICENSOR”
and
BioNano Genomics, Inc, a Delaware (USA) corporation with a place of business at 9640 Town Centre Drive, Suite 100, San Diego, CA 92121, USA,
- the “LICENSSEE” —
- the LICENSEE and the LICENSOR also referred to individually as
“Party” and together as the “Parties” -.
 PREAMBLE

1.	On 01 May 2014 the Parties entered into a non-exclusive patent license agreement (the “Agreement”).

2.	Effective as of the Effective Date, the Parties wish to amend the Agreement with regard to the conversion to an exclusive license in the Field A.
Now therefore, the Parties agree the following:

1.	AMENDMENT OF THE AGREEMENT

1.1	Section 1, Subsection “Field” to the Agreement shall be deleted and replaced in its entirety as follows:
“Field A” shall mean labeling of DNA for use in genome mapping technologies for applications including, but not limited to, epigenetic analysis and genome structure analysis, but specifically excluding any applications in PCR, Sequencing and in the purification of biomolecules. For clarity, genome mapping shall mean analysis of genome features without doing Sequencing as defined in the present section.
“Field B” shall mean labeling of DNA for applications in the purification of biomolecules for use in genome mapping technologies.

Exhibit 10.15
“Sequencing” shall mean detecting and identifying each nucleotide of the sequence of a polynucleotide molecule.

1.2	Section 1, Subsection “Patent Rights” to the Agreement shall be deleted and replaced in its entirety as follows:
“Patent Rights” shall mean any and all claims in any of the patent applications and/or patents listed in Schedule 1, and any divisions, continuations, continuations-in-part, reissues, renewals, extensions and the like of the foregoing. The Licensor has an exclusive license from the original owner of the Licensed Patents with the right to sub-license granted in a license agreement dated […***…] (the “Original License”).

1.3	Section 1 Subsection “Research Field” to the Agreement shall be deleted and replaced in its entirety as follows:
“Research Field” shall mean the internal use of Royalty Product(s) by an end-user solely in applications of the end-user in research and development or Research Service, excluding for the avoidance of doubt:

(a)	Diagnostic use

(b)	Companion Diagnostic use.

1.4	Section 1, Subsection “Royalty Product(s)” to the Agreement shall be deleted and replaced in its entirety as follows:
“Royalty Product(s)”, shall mean a kit designed, developed, manufactured, or sold by Licensee or its Affiliates or its Distributors comprising “Licensed Technology” in each case the design, development, manufacture, use, sale, offer for sale, provision, or import of which would be, but for the License, an infringement of a Valid claim of the Patent Rights.

1.5	Section 1, Subsection “Diagnostic(s)” and “Diagnostic use” to the Agreement shall be deleted and replaced in its entirety as follows:
“Diagnostic(s)” and “Diagnostic use” as the context requires, shall mean the use of Royalty Product(s) for measurement, observation or determination of attributes, characteristics, disease, traits or other conditions of human beings or animals in vitro for diagnostic purposes as part of an FDA-approved assay (or an equivalent approval from foreign regulatory agencies) or a Research Use Only (RUO) assay as regulated under Clinical Laboratory Improvement Amendments (CLIA) or a RUO assay subject to similar government approval or supervision in a non-US country).

1.6	Section 2.1 (a) of the Agreement shall be deleted and replaced in its entirety as follows:

(a)	i)	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates on the Effective Date, an exclusive, royalty-bearing, non-sublicenseable (except for end-user licenses), and non-transferable license to make, have made, sell, have sold, use and import the Royalty Product(s) within the Field A in the Research Field in the Territory solely under Licensee’s Own Company Label. […***…]

Exhibit 10.15

	ii)	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates on the Effective Date, a non-exclusive, royalty-bearing, non-sublicenseable (except for end-user licenses),. and non-transferable license to make, have made, sell, have sold, use and import the Royalty Product(s) within the Field B in the Research Field in the Territory solely under Licensee’s Own Company Label. […***…]

(b)		Upon payment of the Diagnostic Use Option Fee (as defined in section 3.3 below), Licensor shall grant to Licensee and its Affiliates a non-exclusive, royalty-bearing, non-sublicenseable (except for end-user licenses), and non-transferable license to extend the license grant of section 2.1 (a) ii) to cover Diagnostic Use in Field A and Field B. […***…]

(c)	Upon payment of the Companion Diagnostic Use Option Fee (as defined in section 3.4 below), Licensor shall grant to Licensee and its Affiliates a non-exclusive, royalty-bearing, non-sublicenseable (except for end-user licenses), and non-transferable license to extend the license grant of section 2.1 (a) ii) to cover Companion Diagnostic Use in Field A and Field B. […***…]

1.7 Section 3.2. of the Agreement shall be amended by adding the following:

(c)	For the placement of […***…] Royalty Products Licensee shall pay to Licensor a non-refundable, non-creditable milestone fee in the amount of US Dollars […***…]. The milestone shall be paid within […***…] after the placement of […***…] Royalty products.

(d)	For reaching a cumulative Net Sales of […***…] Licensee shall pay to Licensor a non-refundable, non-creditable milestone fee in the amount of US Dollars […***…]. The milestone shall be paid within […***…] after reaching the Net Sales target.

(e)	In the event of the initial public offering of the Licensee’s and/or its Affiliates securities on a stock exchange Licensee shall pay to Licensor a non-refundable, non-creditable milestone fee in the amount of US Dollars […***…]. The milestone shall be paid within […***…] after date of the initial public offering.

1.8 Section 4.1 of the Agreement shall be amended by adding the following:

Exhibit 10.15

(d)	Minimum Royalty. Commencing with calendar year 2018, Licensee agrees to pay Licensor an annual Minimum Royalty Payment (“MRP’) on January 1, 2019 and on January 1 of each calendar year thereafter. The MRP shall be in the amount of US Dollars […***…] for calendar year 2018, US Dollars […***…] for calendar year 2019, and US Dollars […***…] for calendar year 2020 and each calendar year thereafter until the end of the Term. Licensor shall fully credit each MRP made against any Running Royalties payable by Licensee during the applicable calendar year.

1.9	Section 8.1 of the Agreement shall be deleted and replaced in its entirety as follows:
Assignment by Licensee. The rights to be granted hereunder are specific to Licensee and shall not be assigned, sublicensed, or otherwise transferred by Licensee to any other party, without the prior written consent by Licensor. However, Licensor consents to a one-time assignment by Licensee if Licensee merges, consolidates, or transfers all or substantially all of its assets to a Third Party during the Term of this Agreement, which assignment shall be subject to a one-time assignment fee of US Dollar […***…] paid by Licensee to Licensor.

1.10	Section 4.4 of the Agreement shall be deleted and replaced in its entirety as follows:
Transactions from Licensee to Licensor under this Agreement shall be made by wire transfer to:
BANK NAME: […***…]
BANK ADDRESS: […***…]
BENEFICIARY NAME: […***…]
IBAN: […***…]
BIC/Swift Code: […***…]

1.11	All other provisions of the Agreement shall remain unaltered and in force. Definitions in this Amendment shall have the same meaning as in the Agreement unless expressly stated otherwise in this Amendment.

2.	MISCELLANEOUS

2.1	All notices, requests and other communications hereunder shall be made in writing in English language and delivered by hand, by courier, by post or by fax (provided that the faxes be confirmed promptly in writing) to the person at the address set forth below, or such other address as may be designated by the respective Party to the other Party in the same manner:

2.2	Any provision of the Amendment (including this Section 2.2) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by each Party and explicitly refers to this Amendment or (ii) by notarized deed if required by law.

Exhibit 10.15

2.3	Should any provision of this Amendment, or any provision incorporated into this Amendment in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Amendment shall not be affected thereby. The Parties hereby agree to substitute the invalid or unenforceable provision by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Amendment; in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Amendment, would have agreed upon if they had considered the matter; or (ii) if any provision of this Amendment is invalid because of the scope of any time period or performance stipulated herein; in this case the Parties hereby agree to substitute the time period or performance by that which is legally permissible and comes as close as possible to the stipulated time period or performance. For the avoidance of doubt, any period of limitation shall not be prolonged by sentence 3.

3.	AMENDMENT FEE
In consideration for the amendments to the Agreement made hereunder, Licensee shall pay Licensor a non-refundable, non-creditable payment of […***…] within […***…] after the Effective Date. Such payment shall be payable by wire transfer in accordance with Sections 4.1 (b) and 4.4 of the amended Agreement.

Q Biotechnology C.V.		BioNano Genomics, Inc.

By:	/s/ Evander Boogwart	By:	/s/ R. Erik Holmlin
Name:	Evander Boogwart	Name:	R. Erik Holmlin
Title:	Director	Title:	CEO